Exhibit 23.1
                                  ------------

               Consent of Independent Certified Public Accountants
               ---------------------------------------------------

We consent to incorporation by reference in the Registration Statements on Form S-8 (File No. 333-38273) for the "Agreement with First American Financial Group, Dated August 7, 1997, and Certain Septima Enterprises, Inc. Stock Option Agreements" of our accompanying accountant's review report in Form 10-QSB, dated October 24, 2000, relating to the balance sheets of Septima Enterprises, Inc. as of September 30, 2000 and 1999 and the related statements of operations and comprehensive income and statements of cash flows for the three months ended September 30, 2000 and 1999, respectively.



                                                             S. W. HATFIELD, CPA

Dallas, Texas
October 24, 2000




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